Exhibit 99.1

For further information contact:
Media Contact: Dori Sera Bailey at 510/601-4241
Investor Contact: C. Scott Webster at 510/450-4545

DREYER’S ANNOUNCES FIRST QUARTER 2005 RESULTS
Double-Digit Growth of Company Brands Continues

(Oakland, CA, May 6, 2005) — Dreyer’s Grand Ice Cream Holdings, Inc. (the company or Dreyer’s) (NNM: DRYR) today announced results for the first quarter ended March 26, 2005.

Net sales of company brands, including owned, licensed and joint venture brands of packaged ice cream and frozen snacks, increased 14 percent for the first quarter of 2005 compared with the prior year period. This strong growth was driven by the continued success of Dreyer’s and Edy’s® Slow Churned™ Light ice cream, double-digit growth of Dreyer’s and Edy’s classic premium ice cream, and the ongoing resurgence of Häagen-Dazs® branded products.

ACNielsen data on the US grocery channel shows that Dreyer’s company brands of packaged ice cream grew 10 percent in the quarter ended March 26, 2005 and reached a dollar market share of 23 percent for the quarter, the highest first quarter share ever held by the company.

The company reported a net loss available to Class A callable puttable and Class B common stockholders for the quarter ended March 26, 2005 of $(101,839,000), or $(1.07) per diluted common share, compared with $(80,361,000), or $(.85) per diluted common share, for the quarter ended March 27, 2004.

Operating Results

Net sales of company brands for the first quarter of 2005 increased $36,529,000, or 14 percent, to $289,976,000 after promotional costs. The increase was driven by net sales increases for the company’s premium and superpremium products reflecting continued strong sales of premium Dreyer’s and Edy’s Slow Churned Light ice cream, classic Dreyer’s and Edy’s Grand ice cream and Häagen-Dazs branded superpremium products. The increase also reflects an increase in net sales of the company’s frozen snacks primarily due to the addition of Skinny Cow® ice cream products to the company-owned portfolio following the acquisition of Silhouette Brands, Inc. in July 2004.

Net sales of partner brands, products distributed for other manufacturers, decreased $25,043,000, or 34 percent, to $47,569,000 for the first quarter of 2005. The decrease is primarily due to the classification of the sales of Skinny Cow as company brands during the period. The decrease also reflects reduced net sales of certain other brands and the termination of certain distribution agreements. The decrease was partially offset by the classification of the sales of the Dreamery®, Whole Fruit™ Sorbet and Godiva® brands as partner brands following a September 2004 agreement with Integrated Brands, Inc. (Integrated Brands), a subsidiary of CoolBrands International, Inc. (CoolBrands).

Other revenues decreased $4,198,000, or 36 percent, to $7,626,000 for the first quarter of 2005. The decrease in other revenues was driven primarily by a $4,011,000 decrease in revenues received from Integrated Brands for transitional manufacturing and distribution.

Company brands represented 84 percent, partner brands represented 14 percent and other revenues represented two percent of total net revenues for the first quarter of 2005, compared with 75 percent, 21 percent, and four percent, respectively, for the same period in 2004.

Total net revenues increased $7,288,000, or two percent, to $345,171,000 for the quarter.

Cost of goods sold increased $22,320,000, or seven percent, to $338,663,000 for the first quarter of 2005. The increase was driven by increased sales, higher product costs, including an approximate $4,400,000 increase in the cost of cream, and higher distribution expenses. The increase was partially offset by a decrease in drayage expense paid to CoolBrands for the delivery of certain of the company’s products.

The company’s gross profit decreased by $15,032,000 to $6,508,000 for the first quarter of 2005, representing a two percent gross margin compared with a six percent gross margin for the same period in 2004. The decrease was driven by increased promotional costs associated with new product launches and the higher cost of goods sold, partially offset by a product mix shift from sales of lower margin partner brands to higher margin company brands.

Selling, general and administrative expense decreased by $10,160,000, or 21 percent, to $38,206,000 for the first quarter of 2005, representing 11 percent of total net revenues, compared with $48,366,000, or 14 percent of total net revenues, for the same period in 2004. The decrease in expense in the quarter was primarily driven by decreases in marketing and bad debt expense.

Interest expense increased by $557,000, or 37 percent, to $2,043,000 for the first quarter of 2005, primarily due to higher average borrowings.

Royalty expense paid to affiliates increased by $1,198,000, or 24 percent, to $6,181,000 for the first quarter of 2005 driven by increased net sales of products marketed under brand names or incorporating technology which is licensed to the company by affiliates of Nestlé S.A.

Other expense was $1,624,000 for the first quarter of 2005, driven primarily by $1,511,000 in losses from butter trading activities. Other income was $5,641,000 for the first quarter of 2004 driven primarily by $5,074,000 in gains from butter trading activities.

Finally, severance and retention expense decreased $3,119,000 for the first quarter of 2005 as the majority of the Dreyer’s Nestlé Transaction severance and retention programs were completed in 2004.

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Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured or distributed by Dreyer’s in the United States include Grand, Slow Churned™ Light, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Toll House®, Carnation®, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks®, Skinny Cow®, Skinny Carb Bar™ and Healthy Choice®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand extends to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.

Edy’s, the Dreyer’s and Edy’s logo design, Slow Churned, and Homemade are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S. are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s.

Forward-Looking Statements

Certain statements contained in this press release, the forthcoming conference call, simultaneous webcast and audio replay are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, beliefs, intentions, or strategies regarding the future. Such forward-looking statements involve known and unknown risks and uncertainties at the time such statements are made which may cause the company’s actual actions or results to differ materially from those contained in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to, the following: the level of consumer spending for frozen dessert products; the company’s ability to achieve efficiencies in its manufacturing and distribution operations without negatively affecting sales; costs or difficulties related to the company’s combination of Dreyer’s Grand Ice Cream, Inc. and Nestlé Ice Cream Company, LLC, including the integration of the operations of those businesses and the compliance with the Federal Trade Commission’s order relating to the divestiture of assets; costs or difficulties related to the expansion and closing of the company’s manufacturing and distribution facilities; the cost of energy and gasoline used in manufacturing and distribution; the cost of dairy raw materials and other commodities, such as vanilla, used in the company’s products; the company’s ability to develop, manufacture, market and sell new frozen dessert products; the success of the company’s marketing and promotion programs and competitors’ responses; market conditions affecting the prices of the company’s products; responsiveness of both the trade and consumers to the company’s new products and marketing and promotional programs; and the costs associated with any litigation proceedings.

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DREYER’S GRAND ICE CREAM HOLDINGS, INC.
FIRST QUARTER 2005
FINANCIAL RESULTS

Consolidated Statement of Operations
(In thousands, except per share amounts, unaudited)

	Quarter Ended
	March 26, 2005	March 27, 2004

Revenues:
Net sales	$337,545	$326,059
Other revenues	7,626	11,824

Total net revenues	345,171	337,883

Costs and expenses:
Cost of goods sold	338,663	316,343
Selling, general and administrative expense	38,206	48,366
Interest, net of amounts capitalized	2,043	1,486
Royalty expense to affiliates	6,181	4,983
Other expense (income), net	1,624	(5,641)
Severance and retention (adjustment) expense	(22)	3,097

	386,695	368,634

Loss before income tax benefit	(41,524)	(30,751)
Income tax benefit	10,627	11,993

Net loss	(30,897)	(18,758)

Accretion of Class A callable puttable common stock	(70,942)	(61,603)

Net loss available to Class A callable puttable and Class B common stockholders	$(101,839)	$(80,361)

Weighted-average shares outstanding	95,260	94,120

Net loss per share of Class A callable puttable and Class B common stock – basic and diluted	$(1.07)	$(.85)

Dividends declared per share of Class A callable puttable and Class B common stock	$.06	$.06

Condensed Consolidated Balance Sheet
(In thousands, unaudited)

	Mar. 26, 2005	Dec. 25, 2004

Assets
Current Assets:
Cash and cash equivalents	$335	$870
Receivables	130,614	98,645
Inventories	205,794	178,107
Prepaid expenses and other	34,915	26,450
Income taxes refundable	2,252	11,797
Deferred income taxes	5,643	5,643

Total current assets	379,553	321,512

Property, plant and equipment, net	544,296	519,562
Other assets	10,882	14,578
Goodwill and other intangibles, net	2,387,613	2,391,042

Total assets	$3,322,344	$3,246,694

Liabilities, Class A Callable Puttable Common Stock and
Stockholders’ Equity

Current Liabilities:
Accounts payable and accrued liabilities	$218,651	$240,319
Nestlé S.A. credit facility, current	498,200	—

Total current liabilities	716,851	240,319

Nestlé S.A. credit facility	—	354,600
Long-term stock option liability	50,976	73,209
Other long-term obligations	37,702	41,655
Deferred income taxes	24,278	38,400

Total liabilities	829,807	748,183

Class A callable puttable common stock	2,352,629	2,251,040

Stockholders’ equity	139,908	247,471

Total liabilities, Class A callable puttable common stock and stockholders’ equity	$3,322,344	$3,246,694

Conference Call

Dreyer’s Grand Ice Cream Holdings, Inc. (NNM: DRYR) will hold a conference call for analysts and investors on Friday, May 6, 2005, at 10:30 a.m. EDT (7:30 a.m. PDT) to discuss this news release. The call will be webcast in its entirety from the Investor Relations section of www.dreyersinc.com. A replay of the call will be available for a limited period from the audio archives at the same website location and is incorporated by reference into this news release.